Exhibit 99.1

February 1, 2006

Mr. Michael Forman

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, CA 95134-2005

Dear Mike:

As authorized by the Compensation Committee of the Board of Directors of Tessera Technologies, Inc., if Tessera hires a new Chief Financial Officer (“CFO”), and within six (6) months of the commencement of employment of the CFO, Tessera elects, for any reason or without reason, to terminate your employment with Tessera, you will receive:

1.	Severance payments consisting of six (6) months of base salary;

2.	Six (6) months’ acceleration of any unvested stock options and restricted stock.

In addition, in the event that Tessera hires a new CFO, and within six (6) months of the commencement of employment of the CFO, you voluntarily terminate your employment with Tessera, you will receive the foregoing benefits only if you continue to serve as a full-time employee of Tessera for a period of ninety (90) days following your notice of proposed termination (unless Tessera elects not to continue your employment for such period, in which case, you will receive the foregoing benefits without any requirement of continued service).

The terms of this letter supplement, but do not supersede, any other terms of your employment with Tessera (including, without limitation, the letter agreement dated November 19, 2001 relating to a change of control).

If the foregoing correctly sets forth our understanding, please sign one copy of the letter and return it to me, whereupon this letter shall constitute a binding agreement effective as of the date set forth above.

Sincerely,

/s/ Bruce McWilliams

Bruce McWilliams

Chairman of the Board, Chief Executive Officer and President

Accepted and agreed to:

/s/ Michael Forman

Michael Forman